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                                   EXHIBIT 12



ASSOCIATED BANC-CORP
Computation of the Ratio of Earnings to Fixed Charges
($ in Thousands)

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                                                     THREE MONTHS
                                                    ENDED MARCH 31,                      YEARS ENDED DECEMBER 31,
                                                  ------------------   -------------------------------------------------------------
                                                    2002     2001        2001          2000          1999         1998       1997
                                                  --------  --------   ---------     --------      --------     --------   ---------
Earnings:
Income before income taxes                        $ 70,909  $ 57,290    $251,009     $229,821      $237,316     $232,963   $116,268
Fixed charges, excluding interest on deposits       20,174    45,718     161,573      169,529       106,379       67,085     75,522
Fixed charges, including interest on deposits       77,403   137,145     460,503      549,421       420,454      412,477    412,965
Adjusted earnings, excluding interest on deposits  100,083   103,008     412,582      399,350       343,695      300,048    191,790
Adjusted earnings, including interest on deposits  148,312   194,435     711,512      779,242       657,770      645,440    529,233

Fixed Charges:
Total interest expense                            $ 76,879  $136,676    $458,637     $547,590      $418,775     $411,028   $411,637
Interest on deposits                                48,229    91,427     298,930      379,892       314,075      345,392    337,443
Interest expense component of net rent expense         524       469       1,866        1,831         1,679        1,449      1,328
Fixed charges, excluding interest on deposits       29,174    45,718     161,573      169,529       106,379       67,085     75,522
Fixed charges, including interest on deposits       77,403   137,145     460,503      549,421       420,454      412,477    412,965

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits                        3.43x     2.25x       2.55x        2.36x         3.23x        4.47x      2.54x
Including interest on deposits                        1.92      1.42        1.55         1.42          1.56         1.56       1.28
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